EXHIBIT 10.13

                                Billy Dead, Inc.
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

                              As of August 15, 2003

Mr. Brett Young
1301 South Branch Drive
Whitehouse Station, New Jersey 08889

Mr. Peter S. Fuhrman
11925 Wilshire Boulevard, #207
Los Angeles, CA 90025

Gentlemen:

            This letter confirms our agreement regarding Mr. Fuhrman's joining the Board of Directors of Billy Dead, Inc. (the "Company"), and in connection therewith, the transfer by Mr. Young to Mr. Fuhrman of 36,000 shares of Common Stock of the Company in consideration of the amount of $36.00.

            We have agreed as follows:

      1. Effective as of the date hereof, Mr. Fuhrman has become a director of the Company and a member of the Audit Committee and the Compensation Committee of the Board of Directors of the Company (the "Board"), pursuant to the actions of the Board by Unanimous Written Consent dated as of the date hereof.

      2. Mr. Young has agreed to sell to Mr. Fuhrman 36,000 shares of Common Stock for the aggregate consideration of $36.00, the same price Mr. Young paid the Company for the original issuance of such shares to him in December 2002 (prior to a stock split and recapitalization in February 2003). The Company hereby consents to his transfer of the shares to Mr. Fuhrman. Mr. Young will promptly deliver to the Company his original stock certificate No. 6 representing the 72,000 shares of Common Stock initially issued to him, together with a stock power or an endorsement of the reverse side of such stock certificate authorizing the transfer of 36,000 shares to Mr. Fuhrman. The Company will promptly issue replacement certificates for Mr. Young and Mr. Fuhrman for 36,000 shares each, containing the appropriate restrictive legends previously appearing on Certificate No. 6.

      3. Mr. Fuhrman agrees that his ownership of the shares purchased from Mr. Young, and the Company's ability to repurchase such shares, will be subject to the Agreement regarding Board Directorship dated as of the date hereof between the Company and Mr. Fuhrman.

      4. The Company and Mr. Young agree that the Agreement regarding Board Directorship dated as of December 1, 2002 between the Company and Mr. Young is hereby amended to provide that the "Shares" referred to therein now means the 36,000 shares of Common Stock currently owned by Mr. Young, rather than the 72,000 shares originally issued to him by the

            Company. Except as otherwise provided herein, such Agreement remains in full force and effect.

      If the following accurately reflects our agreement, please sign below where indicated and return a copy to us at your earliest convenience.

                                        Very truly yours,

                                        BILLY DEAD, INC.


                                        /s/ CHARLES F. RYAN III
                                        -------------------------------------
                                        (Charles F. Ryan III)
                                        President and Chief Executive Officer

ACCEPTED AND AGREED:


/S/ BRETT W. YOUNG
-------------------
(Brett W. Young)


/S/ PETER S. FUHRMAN
---------------------
(Peter S. Fuhrman)


                                     II-27